BROWN & BROWN, INC.

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Brown & Brown, Inc.
(Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2003

Dear Shareholder:

     You are invited to attend the Annual Meeting of Shareholders of Brown & Brown, Inc. (the "Company"), which will be held in the Atlantic Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida, on Thursday, April 24, 2003, at 9:00 a.m.

     The notice of meeting and proxy statement on the following pages cover the formal business of the Meeting.  Whether or not you expect to attend the Meeting, please sign and return your proxy card promptly in the enclosed envelope to assure that your stock will be represented at the Meeting. If you decide to attend the Annual Meeting and vote in person, you will, of course, have that opportunity.

Your continuing interest in the business of the Company is gratefully acknowledged. We hope many shareholders will attend the Meeting.

Sincerely,

/S/ J. HYATT BROWN

J. Hyatt Brown
Chairman of the Board and
Chief Executive Officer

BROWN & BROWN, INC.

220 South Ridgewood Avenue 401 E. Jackson Street, Suite 1700
Daytona Beach, Florida 32114 Tampa, Florida 33602
__________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 24, 2003

            The Annual Meeting of Shareholders of Brown & Brown, Inc. will be held in the Atlantic Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida, on Thursday, April 24, 2003, at 9:00 a.m., for the following purposes:

1.	To elect nine (9) nominees to the Company's Board of Directors;

2.	To approve a proposal to amend the Company's Articles of Incorporation to increase the authorized amount of common stock from 140,000,000 shares to 280,000,000 shares;

3.	To approve an amendment to the Company's 1990 Employee Stock Purchase Plan to reserve an additional 3,000,000 shares of common stock for issuance thereunder;

4.	To approve an amendment to the Company's Stock Performance Plan to reserve an additional 3,600,000 shares of common stock for issuance thereunder; and

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 18, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Shareholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not they intend to be present at the meeting.

By Order of the Board of Directors

/S/ LAUREL L. GRAMMIG

Laurel L. Grammig
Secretary

Tampa, Florida
March 21, 2003

BROWN & BROWN, INC.

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

     This Proxy Statement is first being sent to shareholders on or about March 21, 2003 in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc., to be voted at the Annual Meeting of Shareholders to be held in the Atlantic Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida at 9:00 a.m. on Thursday, April 24, 2003, and at any adjournment thereof (the "Meeting").  The close of business on March 18, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.  At the close of business on the record date, we had outstanding __________ shares of $.10 par value common stock, entitled to one vote per share.

     Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting.  If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified.  If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors on that proposal.  The Board of Directors recommends a vote FOR the election of the directors, the increase in the number of shares of the Company's authorized common stock, and the increase in the number of shares reserved under the Company's Employee Stock Purchase Plan and Stock Performance Plan.  The Board of Directors knows of no other matters that may be brought before the Meeting.  However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

     If you hold your shares through an intermediary, you must provide instructions on voting as requested by your bank or broker.  Under the rules of the New York Stock Exchange, if you hold your shares through a bank or broker, your broker is permitted to vote your shares on the proposals concerning the election of directors and on the amendment to the Company's Articles of Incorporation to increase the authorized amount of common stock, even if your broker has not been given specific voting instructions as to these matters.  However, your broker is not permitted to vote your shares on the proposals relating to the approval of the amendments to the Company’s 1990 Employee Stock Purchase Plan and Stock Performance Plan without receiving instructions from you.

       After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to our Secretary; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.  Votes cast by proxy or in person at the Meeting will be tabulated by our transfer agent, Wachovia Bank, N.A., and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business.

     Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services.  Also, Georgeson Shareholder Communications, Inc. may solicit proxies on our behalf at an approximate cost of $4,500plus reasonable expenses.  Such solicitations may be made personally, or by mail, facsimile, telephone, messenger, or via the Internet.  We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals.  We will pay all of the costs of solicitation of proxies.

     Our executive offices are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601) and 401 East Jackson Street, Suite 1700, Tampa, Florida 33602 (telephone number (813) 222-4100).

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of March 5, 2003, information as to our common stock beneficially owned by (1) each of our directors, (2) each executive officer named in the Summary Compensation Table, (3) all of our directors and executive officers as a group, and (4) any person whom we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)(3)	PERCENT OF TOTAL

J. Hyatt Brown(4)............................................	10,888,999	16.0%
220 South Ridgewood Avenue
Daytona Beach, Florida 32114
Samuel P. Bell, III(5)........................................	8,000	*
Bradley Currey, Jr...........................................	145,100	*
Jim W. Henderson(6)......................................	586,065	*
Theodore J. Hoepner......................................	7,000	*
David H. Hughes............................................	11,000	*
Toni Jennings..................................................	2,324	*
John R. Riedman.............................................	21,680	*
Jan E. Smith(10)...............................................	4,400	*
Kenneth D. Kirk(7)..........................................	687,267	1.0%
Charles H. Lydecker(8)...................................	140,006	*
Thomas E. Riley(9)..........................................	304,374	*
All directors and executive
officers as a group (19 persons)	__	20.6%
T. Rowe Price Associates, Inc.(11)..............	4,374,500	6.4%
100 E. Pratt Street
Baltimore, MD 21202

(1)

Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated. All share amounts, percentages and share values have been adjusted to reflect any applicable stock splits we have effected.

(2)

The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) Plan as of December 31, 2002: Mr. Henderson - 241,521; Mr. Kirk - 769; Mr. Lydecker- 13,324; Mr. Riley - 32,089; all directors and officers as a group - 367,594. The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted under our stock performance plan as of December 31, 2002 and which have satisfied the first condition for vesting: Mr. Henderson - 115,300; Mr. Kirk - 114,220; Mr. Lydecker - 42,280; Mr. Riley - 115,300; all directors and officers as a group - 801,292. These stock performance plan shares have voting and dividend rights, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture. See "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year."

(3)

Also includes any options exercisable within 60 days of December 31, 2002 granted to directors and officers under our incentive stock option plan. On April 21, 2000, the indicated number of options were granted to the following persons under the incentive stock option plan: Mr. Henderson - 239,116; Mr. Kirk - 67,464; Mr. Lydecker - 40,000; Mr. Riley - 126,744; all directors and officers as a group - 938,356. Of these granted amounts, 20,680 options previously became exercisable by each of Messrs. Henderson, Kirk and Riley, and the underlying shares are therefore deemed to be beneficially owned. Varying amounts of additional options may become exercisable by the Named Executive Officers on April 21, 2003 under the terms of individual stock option agreements between us and the Named Executive Officers.

(4)	All shares are beneficially owned jointly with Mr. Brown's spouse, either directly or indirectly, and these shares have shared voting and investment power.
(5)	All shares are held in joint tenancy with Mr. Bell's spouse, and these shares have shared voting and investment power.
(6)	Mr. Henderson's ownership includes 179,224 shares held in joint tenancy with Mr. Henderson's wife, which shares have shared voting and investment power.
(7)	Mr. Smith's ownership includes 1,400 shares owned by his spouse, as to which he disclaims beneficial ownership.
(8)	Mr. Kirk's ownership includes 550,371 shares held in a revocable family trust for which Mr. Kirk and his spouse serve as Trustees.
(9)	Mr. Lydecker's ownership includes 84,390 shares held in joint tenancy with his wife, which shares have shared voting and investment power.
(10)	Mr. Riley's ownership includes 424 shares owned by his spouse, as to which he disclaims beneficial ownership.
(11)

Based upon information contained in a report filed by T. Rowe Price Associates, Inc. ("Price Associates") with the Securities and Exchange Commission, these securities are owned by various individuals and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Under Securities and Exchange Commission rules, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates disclaims beneficial ownership of such securities.

MANAGEMENT
Directors and Executive Officers

Set forth below is certain information concerning our directors and executive officers. All directors and officers hold office for one-year terms or until their successors are elected and qualified.

NAME	POSITIONS	AGE	YEAR FIRST BECAME A DIRECTOR

J. Hyatt Brown	Chairman of the Board and	65	1993
	Chief Executive Officer
Jim W. Henderson	President, Chief Operating Officer	56	1993
	and Director
Samuel P. Bell, III	Director	63	1993
Bradley Currey, Jr.	Director	72	1995
Theodore J. Hoepner	Director	61	1994
David H. Hughes	Director	59	1997
Toni Jennings	Director	53	1999
John R. Riedman	Director	74	2001
Jan E. Smith	Director	63	1997
C. Roy Bridges	Regional Executive Vice President	53	---
J. Powell Brown	Regional Executive Vice President	35	---
Linda S. Downs	Regional Executive Vice President	52	---
Kenneth D. Kirk	Regional Executive Vice President	42	---
Charles H. Lydecker	Regional Executive Vice President	39	---
J. Scott Penny	Regional Executive Vice President	36	---
Thomas E. Riley	Regional Executive Vice President	47	---
Cory T. Walker	Vice President, Chief Financial	45	---
	Officer and Treasurer
Laurel L. Grammig	Vice President, Secretary and General	44	---
	Counsel
Thomas M. Donegan, Jr.	Vice President, Assistant Secretary	32	---
	and Assistant General Counsel

     J. Hyatt Brown. Mr. Brown has been our Chief Executive Officer since 1993 and the Chairman of the Board of Directors since 1994.  Mr. Brown was our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of SunTrust Banks, Inc., SunTrust Bank/East Central Florida, International Speedway Corporation, The FPL Group, Inc., BellSouth Corporation, and Rock-Tenn Company, each a publicly held company.  He also serves on the Board of Trustees of Stetson University, of which he is a past Chairman of the YMCA Advisory Board, the March of Dimes Board of Directors, the Salvation Army Advisory Council, the Florida Council of 100, and the Council of Insurance Agents & Brokers, of which he is a past Secretary.  Mr. Brown is a past Vice Chairman of the Florida Residential Property and Casualty Joint Underwriting Association and a past Trustee of the Florida Chamber Foundation.

     Jim W. Henderson. Mr. Henderson has been our President and Chief Operating Officer since December 2002.  He was elected Executive Vice President in 1995, and served as our Senior Vice President from 1993 to 1995. He served as Senior Vice President of our predecessor corporation from 1989 to 1993, and as Chief Financial Officer from 1985 to 1989.  Mr. Henderson is a member of the Advisory Board of Embry-Riddle Aeronautical University, the Business School Advisory Board of Stetson University, and the Board of the Florida Hurricane Catastrophe Fund.  He serves as Co-Chairman of the Insurance Accounting & Systems Association's Property & Casualty Committee and as President of the Financial Executive Institute of Central Florida, and is a member of the Board of Directors for the Ronald McDonald House.

     Samuel P. Bell, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1, 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole).  Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988.  He is Chairman of the Advisory Board for the Institute of Child Health Policy at the University of Florida, and Chairman of the Development Council for the College of Public Health at the University of South Florida.  He is also past Chairman of the Florida Legislature's Commission on Local Government II.

     Bradley Currey, Jr. Mr. Currey served as Chief Executive Officer of Rock-Tenn Company, a manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of Rock-Tenn Company from 1993 to January 31, 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn Company. Mr. Currey previously served as a member of the Board of Directors and Executive Committee of Rock-Tenn Company, and is currently a member of the Board of Directors and Executive Committee of Genuine Parts Company, and the Board of Directors of Enzymatic Deinking Technologies, Inc.  Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee and member of the Executive Committee of the Woodruff Arts Center in Atlanta, Georgia and is a Trustee of the Ida Cason Callaway Foundation at Callaway Gardens in Pine Mountain, Georgia.  He is also a past Chairman of the Federal Reserve Bank of Atlanta.

     Theodore J. Hoepner. Mr. Hoepner has been Vice Chairman of SunTrust Banks, Inc. since 2000. From 1995 to 2000, Mr. Hoepner served as Chairman of the Board, President and Chief Executive Officer of SunTrust Banks, Inc. f/k/a SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A.  Mr. Hoepner is a past Chairman of the Board of Trustees of Rollins College, the Economic Development Commission of Mid-Florida, the Heart of Florida United Way, the Greater Miami Chamber of Commerce, the Beacon Council of Miami, Florida, and the Financial Executives Institute of Jacksonville, Florida.

     David H. Hughes. Mr. Hughes has been Chief Executive Officer of Hughes Supply, Inc., a publicly held business-to-business distributor of construction and industrial supplies, since 1974, and has been Chairman of the Board since 1986. Mr. Hughes is a member of the Board of Directors of Accord Industries, Inc., Arnold Palmer Children's Hospital, Florida Tax Watch, Orlando Regional Healthcare Systems, Lanier Worldwide, Inc., SunTrust Banks, Inc., the Trinity Preparatory School, and Darden Restaurants, Inc., a publicly held company.  He is also a member of the Florida Bar Association, the Florida Council of 100, and the Economic Development Commission of Mid-Florida.

     Toni Jennings. Ms. Jennings has been President of Jack Jennings & Sons, Inc., a commercial construction firm based in Orlando, Florida, since 1982, and also serves as Secretary and Treasurer of Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida. On March 3, 2003, Ms. Jennings was sworn in as Lieutenant Governor of the State of Florida.  Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She previously served in the Florida House of Representatives from 1976 to 1980. She is the Chairman of Workforce Florida, Incorporated, and also serves as a director on the Salvation Army Advisory Board, the University of Central Florida Foundation, the Board of Directors of Enterprise Florida, the Florida Partnership for School Readiness, the Board of Directors of SunTrust Bank/Central Florida, the Board of Directors of Hughes Supply, Inc., and the Florida Chamber of Commerce.  She is also a member of the Board of Trustees of Rollins College.

     John R. Riedman. Mr. Riedman has served as Chairman of Riedman Corporation, based in Rochester, New York, since 1992. Mr. Riedman is a Trustee and Finance Committee member of ViaHealth, a Rochester-based healthcare services network, and a member of the Executive Committee of the Greater Rochester Chamber of Commerce, of which he is a past Chairman and Treasurer. He serves as President of 657 East Avenue Corp. (a subsidiary of Rochester Museum and Science Center) and is a past Chairman of the Board of the Rochester Museum and Science Center.  He also serves as President of the Monroe County Sheriff's Foundation, and as Chairman of the Greater Rochester Sports Authority. He serves on the Board of Directors of High Falls Brewing Company; Sage, Rutty & Company, Inc., a Rochester-based financial services firm; the New York State Thruway Authority; and the New York State Canal Corporation. Mr. Riedman served as a director and Chairman of the Audit Committee of Fleet Financial Group, a publicly held company, from 1988 to 1999; and as a board member of Genesee Hospital, serving as Chairman of its Finance and Building Committees.  He is a former Trustee of St. John Fisher College, and served as a member of the Public Affairs Committee of the United States Chamber of Commerce and as a Delegate to the White House Conference on Small Business, and is a former member of the Federal Personnel Interchange Commission, the National Flood Insurance Advisory Committee, and the Monroe County Airport Advisory Committee, of which he is a past Chairman.

     Jan E. Smith. Mr. Smith has served as President of Jan Smith & Company, a commercial real estate and business investment firm, since 1978. Mr. Smith is also the principal of River Bend Road, Ltd., a recreational vehicle park in Venice, Florida, and a Director and President of Travel Associates, Inc. and of Jan Smith & Company.  Mr. Smith serves on the Board of Directors of SunTrust Bank/Gulf Coast and the Board of Governors of the Florida Chamber of Commerce, and is also the Chairman of the Campus Board of University of South Florida’s Regional Sarasota/Manatee Campus, and.  a member of the University of South Florida Foundation Board of Trustees.   Mr. Smith is a past member of the Advisory Council of the Federal Reserve Bank of Atlanta, the Board of Directors of the United States Chamber of Commerce, the National Chamber Litigation Center Board, the National Advisory Council of the U.S. Small Business Administration, the Board of Directors of the Florida Chamber of Commerce Management, Inc., the Florida Education Governance Reorganization Transition Task Force, the Public Service Commission of Florida Nominating Council, the Florida Council on Economic Education, and the Manatee County (FL) Independent Insurance Agent Association, and served as a Delegate to the White House Conference on Small Business and to the Small Business National Issues Conference.  He is a past Chairman of the Board of Trustees of Manatee Community College in Florida, and of the Manatee County (FL) Chamber of Commerce, of which he is a past President, and is an inductee of the Tampa Bay Business Hall of Fame.

     C. Roy Bridges. Mr. Bridges was elected as one of our Regional Executive Vice Presidents in January 2002. Since 1998, Mr. Bridges has overseen our retail profit center operations in northern and western Florida, as well as in Arkansas, Louisiana and Oklahoma. Prior to undertaking his current duties, Mr. Bridges served as profit center manager of our Ft. Myers, Florida retail office from 1993 to 1998. Mr. Bridges also served as profit center manager of our Tampa, Florida retail office from 1998 to 2001 and was previously the profit center manager of our Brooksville, Florida retail office.  He served as 2002 Chairman of the CNA Florida Pacer program, and is a past board member of the Hernando County Committee of 100, the Salvation Army, and the Lee County Committee of 100, and a past member of Leadership Southwest Florida.

     J. Powell Brown. Mr. Brown was elected as one of our Regional Executive Vice Presidents effective December 1, 2002. Mr. Brown oversees certain of our Central Florida profit center operations, including Orlando, Brooksville, Leesburg, Melbourne and Titusville, as well as Halcyon Underwriters, Inc., a brokerage operation based in Orlando, Florida. Since 1998, Mr. Brown has served as profit center manager of our Orlando, Florida retail office. Prior to that, Mr. Brown served as an account executive and then as Marketing Manager in our Daytona Beach, Florida retail office from 1995 to 1998.  Mr. Brown serves as Vice Chairman of Finance for the Board of Governors of the Orlando Regional Chamber of Commerce, and also serves on the Board of Directors of Junior Achievement of Central Florida, the Bolles School Board of Visitors, and the Administrative Board of the SunTrust Center of SunTrust Bank/Central Florida.  Mr. Brown is the son of our Chairman and Chief Executive Officer, J. Hyatt Brown.

     Linda S. Downs. Ms. Downs was elected as one of our Regional Executive Vice Presidents in January 2002. She is responsible for overseeing certain of our retail operations in Georgia, South Carolina, Tennessee, and Virginia.  Ms. Downs also oversees our National Professional Programs and National Commercial Programs based in Tampa, Florida, and Parcel Insurance Plan®, based in St. Louis Missouri.  Prior to undertaking her current duties, she served as profit center manager of our Orlando, Florida retail office from 1980 to 1998.  Ms. Downs is actively involved with Habitat for Humanity, and is a past member of the Florida Symphony Board and the Downtown (Orlando) Women's Executive Council.

     Kenneth D. Kirk. Mr. Kirk was elected as one of our Regional Executive Vice Presidents in January 2002. Since 1995, Mr. Kirk has overseen our profit center operations in Arizona, California, Colorado, New Mexico, Nevada, Washington and Wyoming, as well as in El Paso, Texas. Prior to undertaking his current duties, Mr. Kirk served as profit center manager of our Phoenix, Arizona retail office from 1995 to 2000.

      Charles H. Lydecker. Mr. Lydecker was elected as one of our Regional Executive Vice Presidents effective December 1, 2002. Mr. Lydecker oversees our profit center operations in Daytona Beach, Jacksonville, and Tallahassee, Florida. Since January 2000, Mr. Lydecker has served as profit center manager in Daytona Beach, Florida, our largest retail operation. Prior to that, Mr. Lydecker served as an account executive from 1990 to 1995 and then as Sales Manager in our Daytona Beach retail office from 1995 to 2000.  Mr. Lydecker is a Director of Southern Community Bank Corp., Memorial Health Systems, and Jefferson National Title Insurance Company, and the 2002 Board Chairman of the United Way of Volusia/Flagler (FL) Counties.  He is a Director and past Chairman of Futures Public Education Foundation, the Daytona Beach/Halifax Chamber of Commerce, and the Boy Scouts of America, Halifax District.  Mr. Lydecker is also a past Chairman of the Florida Housing Finance Corporation and a past President of the Volusia/Flagler Chapter of the Florida Association of Independent Agents.

     J. Scott Penny.  Mr. Penny was elected as one of our Regional Executive Vice Presidents in January 2002. Mr. Penny oversees our profit center operations in Indiana, Iowa, Ohio, Michigan, Minnesota, North Dakota and Wisconsin.  From 1999 until January 2003, Mr. Penny served as profit center manager of our Indianapolis, Indiana retail office. Prior to that, Mr. Penny served as profit center manager of our Jacksonville, Florida retail office from 1997 to 1999.

     Thomas E. Riley. Mr. Riley was elected as one of our Regional Executive Vice Presidents in January 2002. Since 1999, Mr. Riley has overseen certain of our profit centers in southeastern Florida, as well as in Connecticut, New Jersey, New York, and Pennsylvania. Prior to undertaking his current duties, Mr. Riley served as profit center manager of our Fort Lauderdale, Florida retail office from 1992 to 2001 and served as Chief Financial Officer from 1990 to 1991.  He serves as a member of the Hartford Insurance Advisory Council, the St. Paul Insurance Advisory Council, the American Institute of Certified Public Accountants, and the Florida Institute of Certified Public Accountants.

     Cory T. Walker. Mr. Walker has been our Vice President, Treasurer and Chief Financial Officer since 2000. Mr. Walker previously served as our Vice President and Chief Financial Officer from 1992 to 1994. Between 1995 and 2000, Mr. Walker served as profit center manager for our Oakland, California retail office. Before joining us, Mr. Walker was a Certified Public Accountant and Senior Audit Manager for Ernst & Young LLP.

     Laurel L. Grammig. Ms. Grammig has been our Vice President, Secretary and General Counsel since 1994. Before joining us, Ms. Grammig was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

     Thomas M. Donegan, Jr.  Mr. Donegan has been our Vice President, Assistant Secretary and Assistant General Counsel since 2000. Before joining us, Mr. Donegan was an associate with the law firm of Smith, Gambrell & Russell, LLP in Atlanta, Georgia.

Meetings of the Board of Directors and Standing Committees

     During 2002, our Board of Directors held four regular meetings and two special telephonic meetings.  Each incumbent director serving during 2002 attended at least 75% of the total number of Board meetings, and at least 75% of the total number of meetings of committees of which he or she is a member.

     Our Board of Directors has a Compensation Committee, an Audit Committee, and a Nominating/Corporate Governance Committee.  The Compensation Committee currently consists of Samuel P. Bell, III (Chairman), Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes, Toni Jennings, and Jan E. Smith.  The Compensation Committee recommends to the Board base salary levels and bonuses for the Chief Executive Officer and approves the guidelines used to determine salary levels and bonuses for our other executive officers. See "Executive Compensation - Board Compensation Committee Report on Executive Compensation."  The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan, the Stock Performance Plan, and the 2000 Incentive Stock Option Plan for Employees.  The Compensation Committee held four regular meetings and one special meeting in 2002.

     The members of the Audit Committee currently are Jan E. Smith (Chairman), David H. Hughes, and Toni Jennings.  The duties of the Audit Committee, which held four regular meetings and one special meeting during 2002, are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with our independent certified public accountants to review the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including our system of internal controls and financial management practices.

     Our Nominating/Corporate Governance Committee currently consists of  Bradley Currey, Jr. (Chairman), Samuel P. Bell, III, Theodore J. Hoepner,  and Toni Jennings.   This Committee was established in October 2002, and its duties include the duties previously performed by our Nominating Committee as well as additional duties associated with corporate governance.   These duties include nomination of persons to stand for election to the Board at our annual shareholders meeting and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board.  The Committee will consider nominations of persons for election as directors that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals.  See "Proposals of Shareholders."  Such suggestions must contain all information with respect to such nominee as required by the federal proxy rules, and must be accompanied by the consent of such nominee to serve as a director, if elected. At its January 2003 meeting, the Committee nominated those persons named in "Proposal - Election of Directors" below to stand for election to the Board at the 2003 Annual Shareholders’ Meeting.

Compensation of Directors

       During 2002, Directors who are not employees of ours were paid $6,000 for each Board meeting attended in person, $1,500 for each Board meeting attended by telephone, and $1,500 for each committee meeting attended if such meetings occur other than in conjunction with regularly scheduled quarterly Board meetings.  In May 2002, each of these Directors was granted 500 shares of our common stock as additional compensation for such Director’s services.

     All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors.  No director who is an employee of ours receives separate compensation for services rendered as a director.

Certain Relationships and Related Transactions

     Effective as of January 1, 2001, we acquired all of the insurance agency business-related assets of Riedman Corporation ("Riedman"), based in Rochester, New York. As of January 1, 2001, John R. Riedman directly owned 25.5% of Riedman's capital stock and the balance was owned by his children, directly and as beneficiaries of a trust.  Simultaneously with this transaction, Brown & Brown of Wyoming, Inc. ("Brown & Brown-Wyoming"), one of our wholly-owned subsidiaries, acquired all of the insurance agency business-related assets of Riedman Insurance of Wyoming, Inc. ("Riedman-Wyoming"), a wholly-owned subsidiary of Riedman based in Cheyenne, Wyoming. These acquisitions, recorded using the purchase method of accounting, were made pursuant to an asset purchase agreement among us, Riedman, and Riedman's shareholders, a purchase agreement between us and Andrew Meloni, a key employee of Riedman, and a general assignment and bill of sale from Riedman-Wyoming to Brown & Brown-Wyoming.

     The aggregate consideration for these assets, which is payable in cash in three installments by us and Brown & Brown-Wyoming, with the last payment, being due in February 2002, was equal to approximately 1.55 times Riedman's revenues for the year 2000 less certain Riedman debt related to its prior acquisitions, which we assumed. Cory T. Walker, our Vice President, Treasurer and Chief Financial Officer, determined the purchase price of the assets we acquired, based upon the above-described formula.   We received a credit toward the asset purchase price for amounts payable by us for covenants not to compete with terms of five years entered into with Mr. John Riedman and each of his four children.  Additionally, Mr. John Riedman and his son, Mr. James Riedman, were each paid $250,000 plus accrued interest of $8,896.32 in 2002 and will be paid $250,000 plus accrued interest in 2003 for their respective covenants not to compete.

     Riedman is the landlord under a lease agreement with us, as tenant, with respect to office space in Rochester, New York that was entered into in connection with the transactions referenced in the preceding paragraph. The lease provides for our payment of annual rent of $300,000 for a term of five years from January 2001. Additionally, we assumed and took assignment of a covenant not to compete owed to Riedman from John R. Riedman's brother, Frank Riedman. We received a discounted credit toward the asset purchase price for amounts payable to Frank Riedman pursuant to this assumed obligation. We will pay Frank Riedman ten equal quarterly installments of $82,500 which commenced January 2001.

     In January 2001, John R. Riedman, Chairman of Riedman Corporation, was elected as one of our directors, and also became one of our Executive Vice Presidents and Vice Chairman of Brown & Brown of New York, Inc., one of our subsidiaries. Mr. Riedman was paid $75,000 in 2002 as salary pursuant to an employment agreement with us that terminated on July 1, 2002.

     J. Powell Brown, who is the son of J. Hyatt Brown, is employed by us as the profit center manager for the Orlando, Florida retail office and received compensation of $464,786 for services rendered to us in 2002. P. Barrett Brown, who is also the son of J. Hyatt Brown, is employed by Brown & Brown of California, Inc., one of our subsidiaries, as the profit center manager for the Orange, California retail office. In 2002, Mr. Barrett Brown was employed by Brown & Brown Insurance of Arizona, Inc., one of our subsidiaries, as a producer in that subsidiary's Phoenix, Arizona retail office, and received compensation of $94,660 for services rendered to that subsidiary in 2002.

Joanne B. Penny, who is the mother of J. Scott Penny, is employed by us as a producer in our Daytona Beach, Florida retail office and received compensation of $261,869 for services rendered in 2002.

For other transactions involving management and us, see "Executive Compensation - Compensation Committee Interlocks and Insider Participation."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our outstanding shares of common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

     Based solely on our review of the copies of such reports furnished to us and written representations from certain reporting persons that no SEC Form 5s were required to be filed by those persons, we believe that during 2002, our officers, directors and 10% beneficial owners timely complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation received by our Chief Executive Officer, and the four other highest paid executive officers in 2002 (the "Named Executive Officers") for services rendered to us in such capacity for each of the three years, as applicable, in the period ended December 31, 2002:

Summary Compensation Table

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION AWARDS
	_____________________________________				___________________________
NAME AND PRINCIPAL POSITION	YEAR	SALARY($)	BONUS($)	OTHER ANNUAL COMPENSATION ($)(1)	SECURITIES UNDERLYING OPTIONS (#)	ALL OTHER COMPENSATION ($)(2)

J. Hyatt Brown........................	2002	$580,597	$850,000	--	--	$8,000
Chairman of the Board &	2001	529,167	502,205	--	--	6,800
Chief Executive Officer	2000	493,835	342,568	--	--	6,800

Jim W. Henderson(3).............	2002	$358,942	$754,416	$22,870	--	$8,000
President & Chief	2001	346,466	526,799	16,118	--	6,800
Operating Officer	2000	334,375	325,000	10,306	239,116	6,800

Kenneth D. Kirk......................	2002	$281,770	$608,745	$22,654	--	$8,000
Regional Executive Vice	2001	271,687	404,942	15,945	--	6,800
President

Charles H. Lydecker(4)..........	2002	$262,452	$500,000	$8,320	--	$8,000
Regional Executive Vice
President

Thomas E. Riley......................	2002	$255,239	$715,000	$22,870	--	$8,000
Regional Executive Vice	2001	246,270	510,000	16,118	--	6,800
President

__________
(1)

Certain of the Named Executive Officers have been granted shares of performance stock under our stock performance plan. For a description of the terms of such grants, the number of shares granted and the value of such shares, see "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year," below. These dollar amounts reflect cash dividends paid to officer-grantees on those granted performance stock shares that have met the first condition for vesting.

(2) Amounts shown represent our 401(k) plan profit sharing and matching contributions.
(3)

Mr. Henderson was originally granted 59,779 options under our incentive stock option plan, effective April 21, 2000. On August 23, 2000 and November 21, 2001, respectively, we implemented a 2-for-1 stock split, each effected as a stock dividend. Under the incentive stock option plan, the number of shares underlying granted options is automatically adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in our capital structure. The weighted average exercise price per share for the granted options is $9.67, which represents the closing market price of our common stock on April 20, 2000 of $38.69, after adjustment by our Compensation Committee for the two aforementioned 2-for-1 stock splits.

(4) Mr. Lydecker was elected as a Regional Executive Vice President in December 2002.

Option Grants in 2002

     Grants of stock options under our 2000 Incentive Stock Option Plan for Employees are intended to provide an incentive for key employees to achieve our short- to medium-range performance goals. This is done generally by tying the vesting of granted options to the grantee's region or profit center achieving compound annual growth in pre-tax earnings in excess of 15% over the three-year period following the end of a specified “base year.” The granted options will vest as these performance standards are achieved or on the day prior to the ten-year anniversary date of the grant, whichever is earlier. Vested stock options may be exercised only pursuant to a schedule set forth in each grantee's agreement with us. The grantee may not sell or transfer any granted stock options.

No stock options were granted to the Named Executive Officers in 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     No stock options granted under our 2000 Incentive Stock Option Plan for Employees were exercised during fiscal year 2002. The closing market price of our stock underlying the granted options was $32.32 per share as of December 31, 2002. The resulting difference between the year-end market price and the adjusted exercise price per-share of $9.67 is $22.65 per share. Therefore, the values at fiscal year-end of unexercised in-the-money options granted to the Named Executed Officers are as set forth in the table below:

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS AT DECEMBER 31, 2002(#)		VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS AT DECEMBER 31, 2002($)
	__________________________________		______________________________

NAME	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
J. Hyatt Brown	--	--	$ --	$ --
Jim W. Henderson	20,680	218,436	468,402	4,947,575
Kenneth D. Kirk	20,680	46,784	468,402	1,059,658
Charles H. Lydecker	20,680	19,320	468,402	437,598
Thomas E. Riley	20,680	106,064	468,402	2,402,350

Long-Term Incentive Plans - Awards in Last Fiscal Year

     Grants of stock under our Stock Performance Plan are intended to provide an incentive for key employees to achieve our long-range performance goals, generally by providing incentives to remain with us for a long period after the grant date and by tying the vesting of the grant to appreciation of our stock price.

No shares of stock under our Stock Performance Plan were granted to the Named Executive Officers in 2002.

Employment and Deferred Compensation Agreements

     Effective July 29, 1999, J. Hyatt Brown entered into an Employment Agreement that superseded Mr. Brown's prior agreement with us. The agreement provides that Mr. Brown will serve as Chairman of the Board and Chief Executive Officer. The agreement also provides that upon termination of employment, Mr. Brown will not directly or indirectly solicit any of our clients or employees for a period of three years.

     The agreement requires us to make a payment to an escrow account upon a Change of Control (as defined in the agreement). If, within three years after the date of such Change of Control, Mr. Brown is terminated or he resigns as a result of certain Adverse Consequences (as defined in the agreement), the amount in the escrow account will be released to Mr. Brown. The amount of the payment will be equal to two times the following amount: three times the sum of Mr. Brown's annual base salary and most recent annual bonus, multiplied by a factor of one plus the percentage representing the percentage increase, if any, in the price of our common stock between the date of the agreement and the close of business on the first business day following the date the public announcement of the Change of Control is made. Mr. Brown will also be entitled to receive all benefits he enjoyed prior to the Change of Control for a period of three years after the date of termination of his employment.

     As defined in the agreement, a "Change of Control" includes the acquisition by certain parties of 30% or more of our outstanding voting securities, certain changes in the composition of the Board of Directors that are not approved by the incumbent Board, and the approval by our shareholders of a plan of liquidation, certain mergers or reorganizations, or the sale of substantially all of our assets. The "Adverse Consequences" described above generally involve our breach of the agreement, a change in the terms of Mr. Brown's employment, a reduction in our dividend policy, or a diminution in Mr. Brown's role or responsibilities.

     We entered into the agreement with Mr. Brown after determining that it was in our best interests and our shareholders' best interests to retain his services in the event of a threat or occurrence of a Change of Control and thereafter, without alteration or diminution of his continuing leadership role in determining and implementing our strategic objectives. We also recognized that, unlike our other key personnel who participate in our stock performance plan, Mr. Brown does not participate in that plan and would not enjoy the benefit of the immediate vesting of stock interests granted pursuant to that plan in the event of a Change of Control. Brown & Brown or Mr. Brown may terminate his employment at any time with 30 days' notice.

     Jim W. Henderson, C. Roy Bridges, J. Powell Brown, Linda S. Downs, Kenneth D. Kirk, Charles H. Lydecker, J. Scott Penny, Thomas E. Riley, Cory T. Walker, Laurel L. Grammig, and Thomas M. Donegan, Jr. have each entered into standard employment agreements with us. These agreements may be terminated by either party (in the case of Ms. Downs and Messrs. Henderson and Kirk, upon 30 days' advance written notice). Compensation under these agreements is at amounts agreed upon between us and the employee from time to time. Additionally, for a period of two years following the termination of employment (three years in the case of Ms. Downs and Messrs. Henderson, Powell Brown, Kirk, and Riley), these agreements prohibit the employee from directly or indirectly soliciting or servicing our clients or employees.

John R. Riedman entered into an Employment Agreement with us, effective January 1, 2001, which terminated on July 1, 2002. See "Management - Certain Relationships and Related Transactions."

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2002 were Samuel P. Bell, III (Chairman), Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes, Toni Jennings and Jan E. Smith.

     Samuel P. Bell, III is a partner in the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. and served as Of Counsel to the law firm of Cobb, Cole & Bell (now Cobb & Cole) until August 2002.  Cobb & Cole performed services for us in 2002 and is expected to continue to perform legal services for us during 2003.

     Theodore J. Hoepner is the Vice Chairman of SunTrust Banks, Inc. We had a $50 million revolving credit facility with a maturity date of October 2002 which was not renewed, and against which there were no borrowings as of December 31, 2002, and a $64.3 million outstanding term loan balance at December 31, 2002 with SunTrust Banks, Inc. We expect to continue to use SunTrust Banks, Inc. during 2003 for some of our cash management requirements.  Additionally, SunTrust Robinson Humphrey Capital Markets, a division of SunTrust Capital Markets, Inc., the investment banking subsidiary of SunTrust Banks, Inc., provided investment banking services to us in connection with our public offering of 5,000,000 shares of our common stock in March 2002, and may provide additional investment banking services to us from time to time.   Mr. Hyatt Brown and Mr. Hughes are each directors of SunTrust Banks, Inc.  Ms. Jennings is a director of SunTrust Bank/Central Florida. Mr. Smith is a director of SunTrust Bank/Gulf Coast.  Mr. Powell Brown is a member of the Administrative Board of the SunTrust Center of SunTrust Bank/Central Florida.  For other transactions involving management and us, see "Management - Certain Relationships and Related Transactions."

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

Board Compensation Committee Report on Executive Compensation

The Company's overall compensation philosophy is as follows:

-	Attract and retain high-quality people, which is crucial to both the short-term and long-term success of the Company;

-	Reinforce strategic performance objectives through the use of incentive compensation programs; and

-	Create a mutuality of interest between the executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

     Base Compensation.  Salary levels for officers other than the Chief Executive Officer are determined by the Chief Executive Officer each year during the first quarter based upon the qualitative performance of each officer during the previous year and guidelines approved by the Compensation Committee.  If an officer has had no change in duties, the percentage of annual salary increases for such officer generally is expected to be approximately 3-5% of the officer's base salary.  Exceptional performance or a change in the officer's responsibilities may merit a larger increase.

     Annual Bonuses.  Bonuses for managers of the Company's Retail Division profit centers are established by the profit center manager from a bonus pool allocated to that manager's profit center through a pre-determined formula.  For 2002, in each Retail Division profit center, the aggregate annual bonuses to be allocated among the employees of that profit center ranged from 0% to 10% of that profit center's operating profit before interest, amortization and profit center bonus.  The highest bonus percentage level is not met until the profit center's operating profit percentage is equal to or greater than 28%.  Other divisions of the Company have similar objective measures of bonus potential based on achievement of targeted operating or pre-tax goals.  The annual bonus for Mr. Powell Brown and Messrs. Lydecker and Penny, who, in addition to other duties, served as the profit center manager during all or part of 2002 for the Orlando, Florida, Daytona Beach, Florida, and Indianapolis, Indiana retail operations, respectively, and for Ms. Downs who, in addition to other duties, served as the profit center manager for the Professional Programs unit of the Company's National Programs Division, were each established based on a subjective allocation of the aggregate profit center bonus earned by such profit center.

     The bonuses for the executive officers who are not profit center managers are determined by the Chief Executive Officer based primarily on objective criteria, such as a percentage of the officer's salary, the earnings growth of the Company as a whole, as well as a subjective analysis of the officer's duties and performance.

     Long-Term Compensation.  The Committee may also grant shares of performance stock to officers and other key employees based upon salary levels, sales production levels and performance evaluations.  No grants of performance stock were made in 2002 to the Named Executive Officers.  In January 2002, 3,660 shares of performance stock were granted to Mr. Penny; shares of performance stock were also granted to non-executive employees of the Company.  See "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year."

     CEO Compensation.  With respect to the salary and bonus of J. Hyatt Brown, the Chairman, Chief Executive Officer and, until December 2002, President of the Company, the Compensation Committee annually sets these amounts by reference to the general operating performance of the Company. The performance criteria most closely examined by the Committee are improvements in the Company's earnings per share and net income, as well as the continuing growth of the Company's business.  The Committee also considers salary levels of chief executive officers in companies similar to the Company and makes adjustments believed appropriate based upon the differences in size of the peer companies as compared with the Company.  The Committee reports the salary and bonus amounts recommended for the Chief Executive Officer to the full Board of Directors and responds to questions, if any.  At that time, the Board may change salary levels or bonus amounts.

     The $850,000 bonus recommended by the Committee and approved by the Board (excluding Mr. Brown) reflects the increase in the Company's earnings per share over 2001, as originally reported, plus a one-time market adjustment to align the Chief Executive Officer's bonus more closely with those paid to the chief executive officers of other publicly-traded insurance intermediaries.

The financial performance of the Company during 2002 exceededthe expected budgeted levels, and the Committee took this into consideration in establishing compensation levels.

COMPENSATION COMMITTEE

Samuel P. Bell, III (Chairman)
Bradley Currey, Jr.
Theodore J. Hoepner
David H. Hughes
Toni Jennings
Jan E. Smith

Report of the Audit Committee

     The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter adopted by the Company's Board of Directors on June 14, 2000.  A copy of the Audit Committee Charter is attached as an appendix to this Proxy Statement.

     Each member of the Audit Committee qualifies as "independent" (as that term is defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange, and as may be modified or supplemented).

With respect to the fiscal year ended December 31, 2002, the Audit Committee:

(1)	has reviewed and discussed the Company's audited financial statements with management;

(2)

has discussed with the independent auditors of the Company the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented; and

(3)

hasreceived the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountants the independent accountants' independence.

     Based on the review and discussions with management and the independent auditors referenced above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jan E. Smith (Chairman)
David H. Hughes
Toni Jennings

INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Representatives of Deloitte & Touche LLP, our independent public auditors, are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.

     On April 1, 2002, the Audit Committee authorized the Company to solicit proposals for selection as our independent public auditor from various public accounting firms, including our incumbent auditor, Arthur Andersen LLP.  Arthur Andersen LLP declined to seek re-selection as our independent public auditor.  On June 12, 2002, the Audit Committee selected Deloitte & Touche LLP to replace Arthur Andersen LLP as our independent public auditor.

    Arthur Andersen LLP's report on our financial statements for each of the past two years has not contained an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  During the two most recent fiscal years and the interim period preceding Arthur Andersen LLP's declination to seek re-selection, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

We incurred the following fees for services performed by Arthur Andersen LLP and by Deloitte & Touche LLP for fiscal year 2002:

Audit Fees:

     Fees for Arthur Andersen LLP's reviews of the financial statements included in our quarterly reports on Form 10-Q for the first quarter of 2002 totaled $17,700, of which an aggregate amount of $17,700 had been billed through March 5, 2003.

     Fees for Deloitte & Touche LLP's audit of our annual financial statements for fiscal year 2002 and its reviews of the financial statements included in our quarterly reports on Form 10-Q for the second and third quarters of 2002 totaled $140,000, of which an aggregate amount of $130,000 had been billed through March 5, 2003.

Financial Information Systems Design and Implementation Fees:

Neither Arthur Andersen LLP nor Deloitte & Touche LLP rendered any services related to financial information systems design and implementation during fiscal year 2002.

All Other Fees:

     The aggregate fees billed to us by Arthur Andersen LLP for all other services for our fiscal year ended December 31, 2002 were $146,500, which consisted of audit-related fees for assistance in connection with registration statement filings, benefit plan audits, and our public offering of 5,000,000 shares of our common stock in March 2002.

     The aggregate fees for all other services for our fiscal year ended December 31, 2002 to be rendered by Deloitte & Touche LLP total $9,500, and consist of assistance in connection with benefit plan audits.

Our Audit Committee has considered and believes that the provision of such non-audit related services is compatible with maintaining the independence of Arthur Andersen LLP and Deloitte & Touche LLP.

PERFORMANCE GRAPH

        The following graph is a comparison of five-year cumulative total returns for our common stock as compared with the cumulative total return for the Standard & Poor's 500 Index, and a group of peer insurance broker and agency companies (Aon Corporation, Arthur J. Gallagher & Co., Hilb, Rogal and Hamilton Company, and Marsh & McLennan Companies, Inc.)  The returns of each company have been weighted according to their respective stock market capitalizations as of December 31, 2002 for the purposes of arriving at a peer group average. The total return calculations are based upon an assumed $100 investment on December 31, 1997, with all dividends reinvested.

	1997	1998	1999	2000	2001	2002
Brown & Brown, Inc.	100.00	118.80	131.71	240.07	373.68	443.94
S&P 500 Index	100.00	126.67	151.40	136.05	118.31	90.66
Peer Group of Insurance Agents and Brokers	100.00	110.55	159.52	185.76	181.89	151.06

	% Change - BRO	18.80%	10.86%	82.27%	55.66%	18.80%
	% Change - S&P	26.67%	19.53%	-10.14%	-13.04%	-23.37%
	% Change - Peer	10.55%	44.30%	16.45%	-2.08%	-16.95%

We caution that the stock price performance shown in the graph should not be considered indicative of potential future stock price performance.

PROPOSAL 1 - ELECTION OF DIRECTORS

     The nine nominees for election as directors at the Meeting are J. Hyatt Brown, Samuel P. Bell, III, Bradley Currey, Jr., Jim W. Henderson, Theodore J. Hoepner, David H. Hughes, Toni Jennings, John R. Riedman and Jan E. Smith.  Information concerning each of the nominees is set forth under the caption "Management - Directors and Executive Officers." All nominees are now members of the Board of Directors.  Nomination of all nominees is for a one-year term until the next Annual Meeting of Shareholders.

     Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present.  Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees.  Should any nominee become unable or unwilling to accept nomination or election for any reason, it is expected that the resulting vacancy will not immediately be filled.  All nominees have consented to being named in the proxy statement and to serve if elected.  If any nominee for election as a director shall become unable to serve as a director, then proxies will be voted for such substitute nominee as the Nominating/Corporate Governance Committee of the Board of Directors may nominate.

PROPOSAL 2 - AMENDMENT TO ARTICLES OF INCORPORATION TO
INCREASE AUTHORIZED SHARES OF COMMON STOCK

Description of Proposed Amendment

     The Board of Directors of the Company has adopted a proposed amendment to the Company's Articles of Incorporation to increase the number of shares of common stock, $.10 par value, authorized for issuance from 140,000,000 shares to 280,000,000 shares.  The Board of Directors has directed that such proposed amendment be submitted to the shareholders of the Company at the Meeting for their approval.

Reasons for the Proposed Amendment

     The number of authorized shares of common stock of the Company is currently 140,000,000 shares.  As of March 5, 2003, 68,178,251 shares of common stock were outstanding and 2,227,970 shares were reserved for issuance pursuant to the Company's employee stock plans, leaving 69,593,779 unissued shares not reserved.

     The Board believes that it is prudent to have additional authorized shares of common stock readily available for issuance in connection with possible future acquisition transactions and financings, as well as for issuance under employee benefit plans and for other general corporate purposes.  The proposed amendment would also provide a reserve of shares available for issuance in connection with possible stock splits or stock dividends.

     Currently, the Company has no commitments requiring the issuance of additional shares of common stock for these or other purposes, other than possible future issuances pursuant to existing share reservations for the Company's employee stock plans.  However, the Company is continually involved in discussions with third parties concerning possible acquisitions, some of which could involve the issuance of additional shares.

     Having additional authorized shares of common stock available for issuance in the future would allow the Board of Directors to issue shares in acquisitions and through public and private sales of securities without the delay and expense associated with seeking shareholder approval (other than shareholder approval required by applicable laws or the rules of the New York Stock Exchange or any other national securities exchange on which shares of the Company's common stock are then listed).  Elimination of such delays and the expense occasioned by the necessity of obtaining shareholder approval will better enable the Company to engage in acquisitions and take advantage of changing market and financial conditions on a more competitive basis, as determined by the Board of Directors.

       One of the effects of proposed amendment might be to enable the Board to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board would, unless prohibited by applicable law, have additional shares of common stock available to effect transactions (such as private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. Such action could discourage an acquisition of the Company, which shareholders might view as desirable.

Vote Required And Board Recommendation

      Approval of the proposed amendment requires the affirmative vote of owners of a majority of the outstanding shares of the Company's common stock entitled to vote in person or by proxy at the Meeting, at which a quorum is present and voting.  The Board of Directors unanimously approved the amendment and recommends that shareholders vote FOR the proposal to amend the Articles of Incorporation.

PROPOSAL 3 - AMENDMENT TO 1990 EMPLOYEE STOCK Purchase Plan

General

     On January 22, 2003, the Company's Board of Directors amended the 1990 Employee Stock Purchase Plan (the "Purchase Plan") and approved submission of the amendment to the shareholders for their approval.  The Purchase Plan was initially adopted by the Board of Directors and approved by the shareholders in 1990.  The amendment to the Purchase Plan increases the number of shares available for purchase under the Purchase Plan from 3,000,000 to 6,000,000shares.  A copy of the Purchase Plan may be obtained upon written request to the Company's Corporate Secretary at the address listed on page ______.

Plan Description

     The following summary describes briefly the principal features of the Purchase Plan.  The purpose of the Purchase Plan is to advance the interests of the Company and its shareholders by facilitating the acquisition and ownership of shares of common stock of the Company by employees of the Company so that their proprietary interests in the Company's continued success and their continuance as employees may be encouraged.

     The Purchase Plan is administered by the Compensation Committee of the Board of Directors (the "Committee").  Once during each successive period of twelve calendar months, the Company may make offerings to eligible employees to purchase shares of the Company's common stock under the Purchase Plan.  With respect to each such offering, the Committee specifies a calendar month in which eligible employees may elect to participate in an offering (the "Offering Period") and the maximum number of shares that may be purchased under the offering by all eligible employees.

     Any person who is employed by the Company on the first day of the Offering Period other than (a) an employee whose customary employment is 20 hours or less per week, and (b) an employee whose customary employment is for not more than five months in any calendar year, is eligible to participate in the Purchase Plan beginning on the first day of the month following that person's completion of 30 days employment with the Company. It is estimated that as of March 5, 2003, approximately 3,420 individuals were eligible to participate in the Purchase Plan.

     Directors who are not officers or employees of the Company are not eligible to participate in the Purchase Plan.  In addition, no employee may subscribe for any shares under the Purchase Plan if such employee, immediately after such subscription, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.  No employee may subscribe for any shares under the Purchase Plan to the extent that such subscription would permit such employee's rights to purchase shares under all stock purchase plans of the Company and its subsidiaries to accrue at a rate that exceeds $25,000 of fair market value of such shares for each calendar year in which such subscription is outstanding at any time.

    All eligible employees may purchase shares during the twelve calendar months beginning on the first day of the calendar month immediately following the Effective Date (the "Purchase Period").  The Effective Date is the tenth business day of the first calendar month immediately following the Offering Period specified by the Committee. The purchase price for shares under any offering is 85% of the lesser of (a) the fair market value of the shares as of the Effective Date (the "Initial Offering Price"), or (b) the fair market value of the shares as of the last business day of the Purchase Period (the "Alternate Offering Price").  As of March 5, 2003, the closing price for shares of the Company's common stock on the New York Stock Exchange (the "NYSE") was $28.78 per share.

     Eligible employees may subscribe to purchase shares by authorizing payroll deductions of not less than $2.00 per pay period and not exceeding 10% of the employee's base pay.  Payroll deductions are made in approximately equal amounts for each employee's pay period, which shall aggregate the purchase price of the shares subject to subscription based on the Initial Offering Price.

     On the last business day of the Purchase Period, the Alternate Offering Price is ascertained and the account of each participating employee is totaled. If a participating employee has sufficient funds in his or her account to purchase one or more whole shares at 85% of the lower of the Initial Offering Price or Alternate Offering Price, the employee is deemed to have exercised an option to purchase such shares up to the number of shares subject to his subscription at such lower price.  By written notice to the Committee, an employee may at any time during the Purchase Period and for any reason permanently withdraw any full balance accumulated in his or her account that has not been applied toward the purchase of shares, and thereby withdraw from participation in an offering. Partial withdrawals are not permitted.  Payroll deductions and subscriptions may also be reduced, and future payroll deductions may be cancelled, by filing a new payroll deduction authorization form.

     Subject to restrictions imposed by applicable law, if the total number of shares that all eligible employees elect to purchase under any offering exceeds the shares available for purchase under that offering, the Committee makes a pro rata allocation of all of the available shares among such participating employees, based upon the ratio that the dollar amount of each employee's subscription bears to the aggregate dollar amount of all participating employees' subscriptions.

     The Board of Directors may amend or terminate the Purchase Plan at any time, except that the Board may not, without the approval of the holders of a majority of the shares of the Company's common stock, (a) increase the maximum number of shares that may be purchased under the Purchase Plan, (b) reduce the purchase price per share, or (c) make any change or addition that is inconsistent with the requirements of applicable tax laws.  No amendment of the Purchase Plan, without the consent of the holder of any outstanding subscription, may materially and adversely affect such participating employee's rights with respect to such subscription.

     Because the purchase of shares under the Purchase Plan is discretionary with all eligible employees and the valuation date for the Company's securities under the Purchase Plan occurs at a future date, the actual benefit or amounts that may be received by or allocated to Company employees under the Purchase Plan cannot be determined.  Therefore, it would not be meaningful to include information as to the amount or value of shares that would be distributable to all employees, or to groups of employees, or to any particular employee.

Board Recommendation

     Of the 3,000,000 shares currently reserved under the Purchase Plan, only 584,664 shares remained available for issuance as of March 5, 2003.  The Board of Directors believes that these shares will be exhausted within the next two years and has adopted an amendment to increase the number of shares that may be issued under the Purchase Plan to 6,000,000.  In all other respects, the Purchase Plan will remain unchanged.  The proposed amendment will be approved if the votes cast by holders of shares represented at the Meeting and entitled to vote favoring approval of the amendment exceed the votes cast opposing approval of the amendment.  The Board of Directors unanimously approved the amendment to the Purchase Plan and recommends a vote FOR the proposal to approve the amendment.

PROPOSAL 4 - AMENDMENT TO STOCK PERFORMANCE PLAN

General

     On January 22, 2003, the Company's Board of Directors amended the Company's Stock Performance Plan (the "Performance Plan") and approved submission of the amendment to the shareholders for their approval.  The Performance Plan was initially adopted by the Board of Directors in 1995 and approved by the shareholders in 1996.  The amendment to the Performance Plan increases the number of shares available for issuance under the Performance Plan from 3,600,000 to 7,200,000.  A copy of the Performance Plan may be obtained upon written request to the Company's Corporate Secretary at the address listed on page _____.

Plan Description

     The following summary describes briefly the principal features of the Performance Plan.  The purpose of the Performance Plan is to attract and retain key employees, provide an incentive for key employees to achieve long-range performance goals, and enable such employees to share in the successful performance of the Company's common stock, as measured against pre-established performance goals.

     The Performance Plan is administered by the Compensation Committee of the Board of Directors (the "Committee").  Any full-time salaried employee of the Company is eligible to receive a grant of shares of the Company's common stock under the Performance Plan ("Performance Stock").  Although the Performance Plan does not restrict participation to any class of employees, the Company expects that participation will be limited to a select group of Company leaders (including non-executive officers) deemed by the Committee to be keys to the successful operation of the Company.  As of March 5, 2003, the Company had 3,511 full-time equivalent employees, all of whom were eligible to participate in the Performance Plan.  By virtue of their leadership positions with the Company, each of the Company's current executive officers except J. Hyatt Brown participates in the Performance Plan, and the Company's executive officers will likely participate in any future grants of Performance Stock.

     An employee's interest in the shares of Performance Stock granted to him or her will become fully vested and nonforfeitable upon such employee's completion of 15 years of continuous service for the Company following the date of the grant, provided any other conditions specified by the Committee have been satisfied. If such employee's employment terminates before the end of such fifteen-year period, the employee's interest in the granted shares will be forfeited unless (i) the employee has attained age 64, (ii) the employee's employment with the Company terminates as a result of his or her death or disability, or (iii) the Committee, in its sole and absolute discretion, waives the conditions of the grant of Performance Stock.  If a grant is made to an employee after the employee attains age 64 but before his or her employment with the Company terminates, the employee's interest in the granted shares will become fully vested and nonforfeitable immediately, or immediately upon satisfaction of any additional conditions placed on the grant.

     In its discretion, the Committee may make a grant of Performance Stock to key employees effective only upon the satisfaction of one or more additional conditions that the Committee deems appropriate under the circumstances for key employees in general or for a key employee in particular.  Such conditions in the past have related to objective standards for stock price performance, but future grants may also be tied to employment performance or other factors.

     If a cash dividend is declared on a share of Performance Stock after the date that any stock performance, employment or other condition attached to the grant has been satisfied (the "Condition Satisfaction Date"), but before the employee's interest in the Performance Stock is forfeited or becomes fully vested and nonforfeitable, the Company will pay the cash dividend directly to the employee.  If a stock dividend is declared on a share of Performance Stock after the Condition Satisfaction Date, but before the employee's interest in the Performance Stock is forfeited or becomes fully vested and nonforfeitable, the stock dividend will be treated as part of the grant of the related Performance Stock, and the employee's interest in such stock dividend will be forfeited or become nonforfeitable at the same time as the Performance Stock with respect to which the stock dividend was paid is forfeited or becomes nonforfeitable. An employee will be allowed to exercise voting rights with respect to a share of Performance Stock after the Condition Satisfaction Date, but before the employee's interest in the Performance Stock is forfeited or becomes fully vested and nonforfeitable.

     Shares of stock granted to an employee will cease to be Performance Stock at such time as the employee's interest in such shares becomes fully vested and nonforfeitable under the Performance Plan, and the certificate representing such shares will be transferred to such employee as soon as practicable thereafter.  Shares subject to the Performance Plan will be reserved to the extent the Company deems appropriate from authorized but unissued shares of common stock and from issued shares of common stock that have been reacquired by the Company.  Furthermore, any shares of Performance Stock that are forfeited by employees under the Performance Plan shall again become available for issuance under the Performance Plan.

     If the Company agrees to sell all or substantially all of its assets or agrees to any merger, reorganization, or other corporate transaction in which its common stock is converted into another security or into the right to receive securities or property, and such agreement does not provide for the assumption or substitution of shares of Performance Stock granted under the Performance Plan, all such shares of Performance Stock will become fully vested and nonforfeitable.  In the event of a Change in Control (as defined below), the Board of Directors has the right to take such action with respect to any shares of Performance Stock as the Board deems appropriate under the circumstances.  Furthermore, the Board of Directors has the right to take different action with respect to different employees or different groups of employees as the Board deems appropriate under the circumstances.  The term "Change in Control" means (i) the acquisition of the power to direct, or cause the direction of, the management and policies of the Company by a person or entity not previously possessing such power, acting alone or in conjunction with others, whether through ownership of stock, by contract or otherwise, or (ii) the acquisition, directly or indirectly, of the power to vote 20% or more of the Company's outstanding common stock by a person, entity or group.  Notwithstanding the foregoing, all shares of Performance Stock will become fully vested and nonforfeitable in the event of (a) any tender or exchange offer for the Company's common stock accepted by a majority of the shareholders of the Company, or (b) the death of J. Hyatt Brown, the Company's Chairman and Chief Executive Officer, and the subsequent sale by his estate, his wife, his lineal descendants, any trust created for his benefit during his lifetime, or any combination of the foregoing of the shares owned by Mr. Brown prior to his death.

     The Performance Plan may be amended by the Board of Directors from time to time to the extent the Board deems necessary or appropriate, except that no amendment to the Performance Plan may be made without the approval of the shareholders of the Company if the effect of the amendment would be (i) to increase the number of shares of stock reserved for issuance under the Performance Plan, (ii) to change the class of employees eligible for grants of Performance Stock or to otherwise materially modify, within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), the requirements as to eligibility for participation in the Performance Plan, or (iii) to otherwise materially increase, within the meaning of Rule 16b-3, the benefits accruing to employees under the Performance Plan.

     The Board of Directors may suspend the granting of Performance Stock under the Performance Plan at any time and may terminate the Performance Plan at any time, except that the Board may not modify, amend or cancel any shares of Performance Stock granted before such suspension or termination unless (i) the employee to whom the Performance Stock has been granted consents in writing to such modification, amendment or cancellation, (ii) a dissolution or liquidation of the Company has occurred, (iii) the amendment is made to reflect an equitable adjustment for a change in the Company's capitalization (such as a stock split or stock dividend), or (iv) the Company has engaged in a merger, reorganization, sale of substantially all its assets, or similar transaction, in which case the shares will either vest immediately or appropriate provisions will be made for the assumption or substitution of shares of Performance Stock.

     No shares of Performance Stock may be granted under the Performance Plan on or after the earlier of the following dates:  (i) the tenth anniversary of the effective date of the Performance Plan, in which event the Performance Plan will otherwise continue in effect until all Performance Stock theretofore granted under the Performance Plan has been forfeited or the conditions for nonforfeitability of all Performance Stock granted under the Performance Plan have been completely satisfied; or (ii) the date on which all of the shares of stock reserved for issuance under the Performance Plan has, as a result of the satisfaction of the conditions for nonforfeitability of Performance Stock theretofore granted under the Performance Plan, been issued or no longer is available for use under the Performance Plan, in which event the Performance Plan also will terminate on such date.

     Because the employees chosen to participate in the Performance Plan, the number of shares to be issued to such employees, and the conditions applicable to such grants are within the sole and absolute discretion of the Committee, the actual benefit or amounts that may be received by or allocated to Company employees under the Performance Plan cannot be determined.  Therefore, it would not be meaningful to include information as to the amount or value of shares that would be distributable to all employees, or to groups of employees, or to any particular employee.

Board Recommendation

     Of the 3,600,000 shares currently reserved for issuance under the Performance Plan, only 316,578 shares remained available for grants as of March 5, 2003.  The Board of Directors believes that these shares may be exhausted within the next few years, and has adopted an amendment to increase the number of shares that may be issued under the Performance Plan to 7,200,000.  In all other respects, the Performance Plan will remain unchanged.  The amendment to the Performance Plan will be approved if the votes cast by holders of shares represented at the Meeting and entitled to vote favoring approval of the amendment exceed the votes cast opposing approval of the amendment.  The Board of Directors unanimously approved the amendment to the Performance Plan and recommends a vote FOR the proposal to amend the Performance Plan.

PROPOSALS OF SHAREHOLDERS

       Proposals of shareholders intended to be presented at the 2004 Annual Meeting of Shareholders must be received by us no later than November 17, 2003 to be included in our proxy statement and form of proxy related to that meeting.  Shareholders who intend to present a proposal at the 2004 Annual Meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal to us no later than February 1, 2004.  We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

     We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. Any such request should be directed to Brown & Brown, Inc., 401 East Jackson Street, Suite 1700, Tampa, Florida 33602, Attention: Corporate Secretary. No charge will be made for copies of such annual report; however, a reasonable charge will be made for copies of the exhibits.

By Order of the Board of Directors

/S/ LAUREL L. GRAMMIG
Laurel L. Grammig
Secretary

Tampa, Florida
March 21, 2003

APPENDIX

Brown & Brown, Inc.

Audit Committee Charter

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Brown & Brown, Inc. (the "Company") will have the oversight responsibilities, authority and specific duties as described in this Audit Committee Charter (this "Charter"), such Charter to be effective as of June 14, 2000.

I.     COMPOSITION OF THE COMMITTEE

     The Committee will be comprised of three (3) or more nonexecutive directors as determined by the Board.  The members of the Committee will meet the independence and financial literacy requirements of the New York Stock Exchange (NYSE).  The members of the Committee will be elected annually by the full Board.

II.     RESPONSIBILITIES OF THE COMMITTEE

     The Committee will be part of the Board.  Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process.  In addition, the Committee provides an avenue for communication between internal audit, the external auditors, in their capacity as independent public accountants (the "Independent Accountants"), financial management and the Board.  The Committee is expected to maintain free and open communications (including private executive sessions at least annually) with the Independent Accountants, and management of the Company.  The Committee will make periodic reports to the Board concerning its activities.

     While the Committee will have the responsibilities and powers set forth in this Charter, it will not be the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and the Independent Accountants.  Nor will it be the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the Independent Accountants or to assure compliance with laws and regulations and the Company's business conduct guidelines.

III.     AUTHORITY OF THE COMMITTEE

     Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company.  In that regard, the Committee will have direct access to the Independent Accountants and will have the authority to approve the retention of external professionals to render advice and counsel in such matters.

IV.     SPECIFIC DUTIES OF THE COMMITTEE

In carrying out its oversight responsibilities, the Committee will:

1.		Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.

Review with the Company's management, internal audit and Independent Accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the Independent Accountants their letter as to the adequacy of such controls.

3.

Review with the Company's management, internal audit and Independent Accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements.

4.		Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

5.

Review the scope and general extent of the Independent Accountants' annual audit. The Independent Accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

6.

Obtain from the Independent Accountants, at least annually, a formal written statement delineating all relationships between the Independent Accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.  Discuss with the Independent Accountants any disclosed relationships or services that may impact the objectivity and independence of the Independent Accountants, and, if appropriate in the Committee's judgment, recommend that the Board take appropriate action in response to the Independent Accountants' report to satisfy itself of the Independent Accountants' independence.

7.		After the completion of the annual audit, review with management and the Independent Accountants the following:

	-	The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

	-	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

-

Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Review with the Independent Accountants any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

	-	Other communications as required to be communicated by the Independent Accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit.

	-	If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

8.

After preparation by management and review by the Independent Accountants, review and approve the Audit Committee Report required under SEC rules to be included in the Company's annual proxy statement.  The Charter is to be published as an appendix to the proxy statement every three (3) years.

9.		Recommend to the Board the selection, retention or termination of the Company's Independent Accountants.

10.

As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee-related rules of the NYSE, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

BROWN & BROWN, INC.

Annual Meeting of Shareholders
Hilton Daytona Beach Oceanfront Resort
Atlantic Room
2637 S. Atlantic Avenue

Daytona Beach, Florida

Thursday, April 24, 2003
9:00 a.m.

6FOLD AND DETACH HERE 6
____________________________________________________________________________________
BROWN & BROWN, INC.
Proxy Solicited on Behalf of the Board of Directors for the
Annual Meeting of Shareholders to be Held April 24, 2003

     The undersigned hereby appoints Laurel L. Grammig and Cory T. Walker and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Brown & Brown, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

A vote FOR proposals 1, 2, 3 and 4 is recommended by the Board of Directors.

1.	ELECTION OF DIRECTORS	FOR all nominees listed below	WITHHOLD AUTHORITY
		(except as marked to the contrary below)	to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below)

J. Hyatt Brown; Samuel P. Bell, III; Bradley Currey, Jr.; Jim W. Henderson; Theodore J. Hoepner; David H. Hughes; Toni Jennings; John R. Riedman; Jan E. Smith

2.	Proposal to AMEND THE COMPANY’S Articles of INCORPORATION to Increase THE Number of AUTHORIZED Shares of Common Stock from 140,000,000 to 280,000,000

	FOR	AGAINST	ABSTAIN

3.	PROPOSAL TO AUTHORIZE 3,000,000 ADDITIONAL SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE COMPANY’S 1990 EMPLOYEE STOCK PURCHASE PLAN

	FOR	AGAINST	ABSTAIN

4.	PROPOSAL TO AUTHORIZE 3,600,000 ADDITIONAL SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE COMPANY’S STOCK PERFORMANCE PLAN

	FOR	AGAINST	ABSTAIN

5.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I will be attending the annual meeting Print Name below

_______________________________________________